ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of July 12, 2012, by and among BOLDFACE Group, Inc., a Nevada corporation (the “Parent”), Nicole Ostoya, Robin Coe-Hutshing and Maria Torres (singly and collectively, the “Company Shareholders”) and Gottbetter & Partners, LLP (the “Escrow Agent”).

WHEREAS, the Parent has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with BOLDFACE Licensing + Branding, a Nevada corporation (the “Company”), pursuant to which (i) a wholly-owned subsidiary of the Parent will merge with and into the Company, with the Company surviving the merger, (ii) the Company will become a wholly-owned subsidiary of the Parent, and (iii) the Company Shareholders will receive shares of common stock of the Parent (the “Merger Shares”);

WHEREAS, the Merger Agreement provides that 95% of the Merger Shares (the “Initial Shares”) to be issued to such Company Shareholders shall be delivered to such Company Shareholders and 5% of the Merger Shares (the “Escrow Shares”) to be issued to such Company Shareholders shall be delivered to the Escrow Agent to secure the indemnification obligations of the Company Shareholders as of the Closing Date, as such term is defined in the Merger Agreement, to the Parent; and

WHEREAS, the Merger Agreement provides for the execution of this Agreement and the establishment of an escrow account and the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Escrow and Indemnification.

(a)          Escrow of Shares. Simultaneously with the execution of this Agreement, the Parent shall cause to be issued and shall deposit with the Escrow Agent certificates representing an aggregate number of shares of common stock of the Parent, as determined pursuant to Section 1.7(b) of the Merger Agreement, issued in the names of the Company Shareholders. The shares deposited with the Escrow Agent pursuant to this Section 1(a) are referred to herein as the “Escrow Shares.” The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement. The Company Shareholders have heretofore delivered to the Escrow Agent (i) undated Medallion Guaranteed stock powers with respect to the Escrow Shares, duly executed in blank in form and substance satisfactory to the Escrow Agent; and (ii) undated stock transfer instructions addressed to the Parent’s transfer agent authorizing the transfer of the Escrow Shares.

(b)          Indemnification. The Company Shareholders have agreed in Section 6.1 of the Merger Agreement to indemnify and hold harmless the Parent from and against certain Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Shares shall be (i) security for such indemnity obligation of the Company Shareholders, subject to the limitations, and in the manner provided, in this Agreement and the Merger Agreement and (ii) shall be the exclusive means for the Parent to collect any Damages with respect to which the Parent is entitled to indemnification under Article VI of the Merger Agreement.

(c)          Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Company Shareholders or their respective nominee(s) and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. The Company Shareholders shall deliver to the Escrow Agent undated Medallion Guaranteed stock powers with respect to any such additional Escrow Shares, duly executed in blank, and any other documents reasonably requested by the Escrow Agent in connection herewith, in form and substance and at a time satisfactory to the Escrow Agent. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Company Shareholders in accordance with Section 3(c) hereof.

(d)          Voting of Shares. Each Company Shareholder shall have the right, in their sole discretion, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares issued in their respective names, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares.

(e)          Transferability. The respective interests of the Company Shareholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is given.

2.          Intentionally Omitted.

3.          Distribution of Escrow Shares.

(a)          The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Parent and the Company Shareholder whose Escrow Shares are being distributed and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Parent or the Company Shareholders, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, or (iii) the provisions of Section 3(b) hereof.

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(b)          Within five business days after July 11, 2014 (the “Termination Date”), the Escrow Agent shall distribute to the Company Shareholders all of the Escrow Shares then held in escrow, registered in the names of the Company Shareholders. Notwithstanding the foregoing, if the Parent has previously delivered to the Escrow Agent a copy of a Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Parent has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as hereinafter defined) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as have a Value (as defined in Section 4 below) equal to the Claimed Amount (as hereinafter defined) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. For purposes of this Agreement, a Claim Notice means a written notification under the Merger Agreement given by the Parent to the Company Shareholders which contains (i) a detailed description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent, (ii) a statement that the Parent is entitled to indemnification under Article 6 of the Merger Agreement for such Damages and a reasonable detailed explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 6.3 of the Merger Agreement) in the amount of such Damages. For purposes of this Agreement, an Expected Claim Notice means a notice delivered pursuant to the Merger Agreement by the Parent to a Company Shareholder, before expiration of a representation or warranty, to the effect that, as a result of a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty.

(c)          Any distribution of all or a portion of the Escrow Shares (or cash or other property pursuant to Section 2(c)) to the Company Shareholders shall be made by delivery of stock certificates issued in the name of the Company Shareholder (or cash or other property), covering such percentage of the Escrow Shares (or cash or other property) being distributed as is calculated in accordance with the percentages set forth opposite each such Company Shareholder’s name on Attachment A attached hereto (which Attachment shall be updated after the date hereof if the Parent deposits additional Escrow Shares in the Escrow Account on behalf of additional Company Shareholders after the Closing Date). Distributions to the Company Shareholder shall be made by mailing stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such Company Shareholder). No fractional Escrow Shares shall be distributed to Company Shareholders pursuant to this Agreement. Instead, the number of shares that each Company Shareholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

4.          Valuation of Escrow Shares. For purposes of this Agreement, the “Value” of any Escrow Shares shall be $0.25 per share (subject to subsequent adjustment for stock splits, stock dividends, or similar events affecting the Escrow Shares following the Merger), multiplied by the number of such Escrow Shares.

5.          Fees and Expenses of Escrow Agent. The Parent shall pay the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

6.          Limitation of Escrow Agent’s Liability.

(a)          The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

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(b)          The Parent agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder.

7.          Amounts Payable by Company Shareholders. The amounts payable by the Company Shareholders under this Agreement (i.e., the indemnification obligations pursuant to Section 6(b)) shall be payable solely as follows. The Escrow Agent shall notify the Company Shareholder of any such amount payable by such Company Shareholder as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Parent. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Company Shareholders; provided that if a Company Shareholder delivers to the Escrow Agent (with a copy to the Parent), within five business days after delivery of such notice by the Company Shareholder, a written notice contesting the legitimacy or reasonableness of such amount as applied specifically to them, then the Escrow Agent shall not sell any Escrow Shares issued in such Company Shareholder’s name to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a).

8.          Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 6 shall survive such termination.

9.          Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

If to the Parent:

BOLDFACE Group, Inc.

1309 Pico Blvd.

Suite #A

Santa Monica, CA 90405

Attn:  Nicole Ostoya, Chief Executive Officer

Facsimile:  310.421.9274

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with a copy to (which shall not constitute notice hereunder):

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn:  Scott Rapfogel, Esq.

Facsimile:  212.400.6901

If to the Company Shareholder:

℅ BOLDFACE Group, Inc.

1309 Pico Blvd., Suite #A

Santa Monica, CA 90405

Facsimile:  310.581.4652

If to the Escrow Agent:

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attn:  Adam S. Gottbetter, Esq.

Facsimile:  212.400.6901

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 9.

10.         Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Parent may appoint a successor Escrow Agent without the consent of the Indemnification Representative and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 10 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

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11.         General.

(a)          Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)          Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

(d)          Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e)          Amendment. This Agreement may be amended only with the written consent of the Parent, the Escrow Agent and the Indemnification Representative.

(f)          Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New York and of any Federal court located in the State of New York in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

BOLDFACE GROUP, INC.

By:	/s/ Noah Levinson
Name: Noah Levinson
Title: Chief Executive Officer

/s/ Nicole Ostoya
Nicole Ostoya

/s/ Robin Coe-Hutshing
Robin Coe-Hutshing

/s/ Maria Torres
Maria Torres

GOTTBETTER & PARTNERS, LLP

By:	/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter
Title: Managing Partner

ATTACHMENT A

COMPANY SHAREHOLDERS	PERCENTAGE	ADDRESS

Nicole Ostoya	47.5%	℅ BOLDFACE Group, Inc. 1309 Pico Blvd., Suite #A Santa Monica, CA 90405

Robin Coe-Hutshing	47.5%	℅ BOLDFACE Group, Inc. 1309 Pico Blvd., Suite #A Santa Monica, CA 90405

Maria Torres	5%	℅ BOLDFACE Group, Inc. 1309 Pico Blvd., Suite #A Santa Monica, CA 90405